EXHIBIT 99.3

Bitstream Inc. Receives $463,500 in Attorneys’ Fees and Expenses Related to TrueDoc Lawsuit Monotype Imaging, Inc. and International Typeface Corporation pay Bitstream’s legal fees and expenses and drop appeal

CAMBRIDGE, MA — June 26, 2006 — Bitstream Inc. (NASDAQ: BITS) announced today that it received a payment of approximately $463,500 from Monotype Imaging, Inc. and International Typeface Corporation for attorneys’ fees, expenses and costs awarded to Bitstream by the U.S. District Court for the Northern District of Illinois in connection with the TrueDoc lawsuit.

Monotype Imaging, Inc. and International Typeface Corporation agreed to pay the full amount of the award and dismiss their appeal if Bitstream agreed not to appeal the Court’s award set forth in the Court’s May 17, 2006 Order. Bitstream accepted the terms and the case was terminated.

On June 24, 2003, Monotype Imaging, Inc. and International Typeface Corporation filed a complaint in the U.S. District Court for the Northern District of Illinois claiming that Bitstream, through its TrueDoc software, infringed trademarks and copyrights and violated the Digital Millennium Copyright Act. On July 12, 2005, the Court found that Bitstream was not liable under any claims of contributory copyright infringement, contributory trademark infringement, or the Digital Millennium Copyright Act. Previously, on April 21, 2005, the Court held that Bitstream was not liable for direct copyright or trademark infringement or for vicariously infringing Monotype Imaging, Inc.’s and International Typeface Corporation’s copyrights.

“As a company that respects the intellectual property rights of others, we are gratified that the Court determined that these claims had no merit, and that Bitstream should recover a substantial amount of our expenses in relation to this baseless lawsuit,” said Anna Chagnon, President and CEO of Bitstream Inc.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

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Bitstream and TrueDoc are registered trademarks and the Bitstream logo is a trademark of Bitstream Inc. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective owners.

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com